October 12, 2017

Re: Your departure from Hostess

Dear Bill:

The following reflects the agreement between you and Hostess Brands, Inc. and its subsidiaries (collectively, the “Company”) as to the terms of your departure from the Company.

1.
You have decided to retire but wish to delay your actual retirement date until the first quarter of 2018. The actual retirement date (the “Retirement Date”) agreed to by the parties shall be the earlier of the date a new CEO is hired and begins his\her duties with the Company or March 1, 2018.

2.
You have agreed to remain as President\CEO of the Company until the Retirement Date. Because we wish to have no gap period or interruption of leadership and being uncertain as to the date of the appointment of a new CEO, Dean Metropoulos as Executive Chairman will increase his involvement in the Company over the next several weeks as necessary. You will work collaboratively with him.

3.
For as long as you remain actively employed with the Company, (a) you will remain on the payroll of the Company at your current rate of base salary and (b) you will continue to have all expenses reimbursed in accordance with the Company’s existing policies or any subsequent policy adopted which are incurred in the performance of your duties for the Company.

4.
Subject to paragraph 6 below, you will be eligible for a bonus payment for 2017 according to the terms of the 2017 Company Incentive Plan assuming that a bonus is approved by the Board of Directors for senior executives. You will not have to be an employee of the Company when such payment is made.

5.
You will be eligible to vest in 75,000 shares of the restricted stock on January 1, 2018 and 109,374 non-qualified stock options on November 4, 2017 that were awarded to you on March 23, 2017 by the Company, subject to the terms of the applicable award agreements; provided that, you will not be required to remain employed through the applicable vesting date if such date occurs after the Retirement Date. However, you hereby waive any and all other rights that you had or may have to any other equity awarded by the Company, including any other shares of restricted stock, stock options and performance stock units.

6.
You will sign the Company’s standard Release Agreement within the time period specified therein, which will include a non-solicitation and a non-compete restriction for a period of 18 months after your Retirement Date (the “Release”). Such Release will not prohibit you from investing in a company that may compete with the Company as long as your investment is for less than 5% of the total equity of the company and you otherwise comply with the terms and conditions of the Release. To avoid any future misunderstanding, and to be clear as to the intent of the parties hereto, it is agreed that such an investment would be a passive investment by you with no other duties, responsibilities or involvement of any kind in the company invested in until the expiration of your non-compete obligations under the Release. The Company’s obligations under paragraphs 4 above and 8 below are contingent upon and not effective until the Release is irrevocable.

7.
You will remain on the Board of Directors of the Company until a new CEO is chosen by the Company and elected to the Board. The parties hereto may extend your service on the Board as they may mutually agree in the future.

8.
You will be eligible to receive COBRA continuation coverage under the Company’s health care plans through 12\31\18 at the employee contribution rates as those rates may change with any renewal of benefit plans between your Retirement Date and 12\31\18. To the extent such COBRA continuation coverage continues beyond December 31, 2018 in accordance with COBRA, you will be required to pay the full COBRA rates.

Please indicate your agreement with the terms set forth above by signing where indicated below.

Sincerely,

The Company

	By:	Michael J. Cramer
	Its:	EVP and CAO

AGREED AND ACCEPTED:

/s/ William D. Toler
William D. Toler